UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 8, 2023
OPKO Health, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33528	75-2402409
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Blvd.	Miami,	Florida	33137
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (305) 575-4100

Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	OPK	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

ITEM 1.01.	Entry into a Material Definitive Agreement.
On March 8, 2023, ModeX Therapeutics, Inc. (“ModeX”), a wholly-owned subsidiary of OPKO Health, Inc. (“OPKO”), OPKO with respect to certain sections, and Merck Sharp & Dohme LLC (“Merck”) entered into a License and Research Collaboration Agreement (the “Agreement”) pursuant to which Merck obtained from ModeX a license to certain patent rights and know-how of ModeX.
Under the terms of the Agreement, ModeX granted to Merck an exclusive, sublicensable, royalty-bearing license under applicable intellectual property, to conduct research under a research program to be established by the parties, and to develop, manufacture, use and commercialize (i) a multivalent or monovalent vaccine assembled using the ModeX platform for Epstein-Barr Virus (“Vaccine”), and (ii) any pharmaceutical or biological preparation in final form containing a Vaccine for sale or for administration to human patients in a clinical trial for all uses (“Product”). ModeX will receive an initial payment of $50 million within thirty days of the signing of the Agreement. ModeX is also eligible to receive up to an additional $872.5 million upon the achievement of certain commercial and development milestones under several indications. ModeX is also eligible to receive tiered royalty payments ranging from high single digits to low double digits upon achievement of certain sales target of the Product. Certain of the rights subject to the license were obtained by ModeX from Sanofi pursuant to that certain License Agreement entered into as of July 1, 2021 (“Sanofi In-License Agreement”) between ModeX and Sanofi, a French corporation (“Sanofi”), and a portion of the upfront payment, milestones and royalties received by ModeX under the Agreement may be payable to Sanofi under the terms of the Sanofi In-License Agreement.
As part of the strategic collaboration, ModeX and Merck will establish a research program for research and other development activities related to the development of a Vaccine or Product undertaken by the parties pursuant to a research plan. The parties will also establish a joint steering committee to facilitate the research program.
The Agreement will remain in effect until one or more Products receives marketing authorization, and thereafter, until expiration of all royalty obligations unless earlier terminated as permitted under the Agreement. In addition to termination rights for material breach and bankruptcy, Merck is permitted to terminate the Agreement in its entirety without cause after a specified notice period. If the Agreement is terminated by Merck for convenience or by ModeX for Merck’s uncured material breach, ModeX may elect to receive a reversion license such that ModeX can continue its work with Vaccines and Products which have not been terminated due to a material safety issue.
A copy of the press release announcing the Agreement is attached hereto as Exhibit 99.1 and incorporated by reference herein.
The foregoing description is a summary only and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2023.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of the Company dated March 8, 2023.
104	Cover Page Interactive Data File-the cover page XBRL tags are embedded within the Inline XBRL document

Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Company dated March 8, 2023.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.

	By:	/s/ Steven D. Rubin
Date: March 8, 2023	Name:	Steven D. Rubin
	Title:	Executive Vice President-Administration